FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION CONDUCTING VOLUNTARY REVIEW OF HISTORICAL STOCK OPTION GRANTS

(SAN DIEGO, CA, December 8, 2006) -- American Technology Corporation (ATC)

(Nasdaq: ATCO), a leading innovator of commercial, government, and military directed sound products and solutions, announced today that it is conducting a voluntary review of its historical stock option and stock grants. The Audit Committee of the Company's Board of Directors, comprised of three independent board members, is leading the review.

Option grants from the fiscal years ended September 30, 1998 to September 30, 2006, are being reviewed by the Audit Committee with the assistance of outside counsel. While the review is not complete, a preliminary determination has been made that measurement dates for accounting purposes may differ from recorded dates used for certain grants made from fiscal 1998 to fiscal 2004. While the review is ongoing, the information the Company has reviewed to date does not indicate misconduct or fraud by any member of the Company's current management. The Company has not yet determined the appropriate non-cash adjustments to compensation expense or adjustments to the related tax effects of previous stock option and stock grants. However, depending on the results of the review, a material non-cash adjustment to the Company's financial statements may be required. The Company expects to incur incremental legal and accounting fees related to this review that will increase its general and administrative costs in the near term.

ATC's annual report for its fiscal year ended September 30, 2006 is due to be filed with the Securities and Exchange Commission on or before December 14, 2006. While the Audit Committee is working to complete its review as quickly as possible, the Company believes it is likely that the process will not be completed in a manner that will allow the annual report on Form 10-K to be filed by that date.

About American Technology Corporation

American Technology Corporation (ATC) (NASDAQ: ATCO) provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD™) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about the company and its technologies and products please visit our web site at www.atcsd.com.

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CONTACT:

Investor Relations:

Robert Putnam

(858) 676.0519

robert@atcsd.com